Exhibit 99.1

TXI Announces New CEO, Mel G. Brekhus

DALLAS, April 21 /PRNewswire-FirstCall/ — Texas Industries, Inc. (NYSE: TXI) today announced the promotion of Mel G. Brekhus to the position of President and Chief Executive Officer effective June 1, 2004. Formerly the Executive Vice President and Chief Operating Officer, Cement, Aggregates and Concrete (CAC), Brekhus has 32 years of experience in the construction materials industry. He joined TXI in 1989 as Vice President, Cement Production. Brekhus replaces Robert D. Rogers who is retiring as CEO on May 31, 2004, the completion date of his contract.

“As head of our cement, aggregates and concrete operations, Mel has played a key role in growing TXI’s CAC operations,” said Gerald R. Heffernan, Chairman of the Board. “His new responsibilities will broaden the reach of his positive influence on our operations and continue to grow TXI’s position in the marketplace to further build shareholder value.”

He is on the Board of Directors of the Portland Cement Association, which he chaired from 2001 - 2002. Brekhus is past president of the American Portland Cement Alliance.

A native of North Dakota, Brekhus graduated from high school in Bigfork, Montana. He earned his bachelor’s degree in engineering science from Montana Tech of The University of Montana in 1972.

TXI is the largest producer of cement in Texas and a major producer in California. TXI is also the second-largest producer of structural steel beams in North America, and a significant supplier of steel bar, aggregate and concrete products. In addition, TXI is a leading North American recycling company.

TXI is a publicly-traded company on the NYSE under the symbol TXI.

SOURCE Texas Industries, Inc.
-0- 04/21/2004
/CONTACT: D. Randall Jones, Vice President, Corporate Communications and Government Affairs of Texas Industries, Inc., +1-972-647-6701/
/Photo: NewsCom: http://www.newscom.com/cgi-bin/prnh/20040421/DAW059 AP PhotoExpress Network: PRN2 PRN Photo Desk, photodesk@prnewswire.com /
/Web site: http://www.txi.com /
(TXI)